Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, August 21, 2019. To the Company

Ladies and Gentlemen,

We have acted as legal counsel as to Netherlands law to the Company in connection with the Registration Statement and the filing thereof with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Registration Statement and pdf copies of the Notarial Deeds of Issue, the Deeds of Issue and the Corporate Documents and we have assumed that the Notarial Deeds of Issue and the Deeds of Issue have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, data protection law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date. We

Amsterdam Brussels London Luxemburg New York Rotterdam

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

do not purport to opine on the consequences of amendments to the Notarial Deeds of Issue, the Deeds of Issue or the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.

the Deed of Incorporation and each of the Deeds of Amendment are valid notarial deeds and the Deed of Incorporation, the 2006 Deed of Amendment, the 2008 Deed of Amendment and the 2010 Deed of Amendment have each been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);

c.

the Notarial Deeds of Issue are valid notarial deeds executed on the basis of valid powers of attorney from the parties who purport to be parties to such deeds and with respect to the November 2008 Deed of Issue, the April 2012 Deed of Issue, the August 2014 Deed of Issue and the Logtenberg Deed of Issue valid resolutions to issue the relevant shares in the Company’s capital as set forth in such deeds and to exclude preemptive rights in connection therewith;

d.	(i) no internal regulations (reglementen) were adopted by any corporate body of the Company at the time of passing the resolutions recorded in the Resolutions which would affect the validity of such resolutions, (ii) the Incorporation Articles were the Articles of Association in force at the Relevant Moment the December 2005 Deed of Issue was executed, (iii) the 2006 Articles were the Articles of Association in force at the Relevant Moment the July 2006 Deed of Issue, the May 2008 Deed of Issue and the November 2008 Deed of Issue were executed, (iv) the 2008 Articles were the Articles of Association in force at the Relevant Moment the January 2010 Deed of Issue was executed, (v) the 2010 Articles were the Articles of Association in force at the Relevant Moment the April 2012 Deed of Issue and the September 2013 Deed of Issue were executed, (vi) the 2013 Articles were the Articles of Association in force at the Relevant Moment the August 2014 Deed of Issue, the January 2015 Deed of Issue and the August 2015 Deed of Issue were executed, (vii) the 2016 Articles were the Articles of Association in force at the Relevant Moment when the May 2016 Deed of Issue and the Logtenberg Deed of Issue were executed and Registered Shares were issued to Incyte, (viii) the 2017 Articles were the Articles of Association in force at the Relevant Moment when Registered Shares were issued to the respective Investors;

e.

at each Relevant Moment, the Company had not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

f.

the resolutions recorded in the Resolutions were in full force and effect at each Relevant Moment, the factual statements made and the confirmations given in the Resolutions, the Notarial Deeds of Issue and the Deeds of Issue were, at each Relevant Moment, complete and correct, the Resolutions correctly reflect the resolutions recorded therein and the “Investor” as referred to and defined in the relevant Resolutions of the Management Board and the Supervisory Board is Incyte;

g.	at each Relevant Moment, no works council (ondernemingsraad) was established or was in the process of being established with respect to the business of the Company; and

h.	none of the members of the Management Board, the Supervisory Board or the Board of Directors has or had a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of any of their respective resolutions recorded in the Resolutions or the matters contemplated thereby, except as noted specifically in the Resolutions.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.   The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Registered Shares

2.  The Registered Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A. Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B. Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clauses contained in the Articles of Association as they read at each Relevant Moment, we have no reason to believe that, by entering into the Notarial Deeds of Issue or the Deeds of Issue, the Company transgressed the description of the objects contained in the Articles of Association as they read at that time. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company were served by entering into the Notarial Deeds of Issue or the Deeds of Issue since this is a matter of fact.

C. Pursuant to Section 2:98c NCC or, formerly, Section 2:207c NCC, a company under the laws of the Netherlands may and, in relation to Section 2:207c NCC, was formerly allowed to grant loans (leningen verstrekken) only in accordance with the restrictions set out in those Sections of the NCC, and may not and, in relation to Section 2:207c NCC, was formerly not allowed to provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies and, in relation to Section 2:207c NCC, formerly applied to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Sections 2:98c or, formerly, 2:207c NCC is null and void (nietig). Based on the content of the Notarial Deeds of Issue and the Deeds of Issue, we have no reason to believe that the Company or its subsidiaries violated those Sections of the NCC in connection with the issue of the Registered Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D. The opinions expressed in this opinion letter may be limited or affected by:

a.   any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.  the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.   claims based on tort (onrechtmatige daad);

d.  sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.   the Anti-Boycott Regulation and related legislation; and

f.   the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.  The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.  This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/ NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS
“2006 Articles”	The Articles of Association as they read immediately after the execution of the 2006 Deed of Amendment.

“2006 Deed of Amendment”	The deed of amendment to the Articles of Association, dated January 16, 2006.

“2008 Articles”	The Articles of Association as they read immediately after the execution of the 2008 Deed of Amendment.

“2008 Deed of Amendment”	The deed of amendment to the Articles of Association, dated November 24, 2008.

“2010 Articles”	The Articles of Association as they read immediately after the execution of the 2010 Deed of Amendment.

“2010 Deed of Amendment”	The deed of amendment to the Articles of Association, dated January 21, 2010.

“2013 Articles”	The Articles of Association as they read immediately after the execution of the 2013 Deed of Amendment.

“2013 Deed of Amendment”	The deed of amendment to the Articles of Association, dated September 30, 2013.

“2015 Articles”	The Articles of Association as they read immediately after the execution of the 2015 Deed of Amendment.

“2016 Articles”	The Articles of Association as they read immediately after the execution of the Deed of Conversion.

“2017 Articles”	The Articles of Association as they read immediately after the execution of the 2017 Deed of Amendment.

“2015 Deed of Amendment”	The deed of amendment to the Articles of Association, dated August 21, 2015.

“2017 Deed of Amendment”	The deed of amendment to the Articles of Association, dated May 29, 2017.

“2019 Deed of Amendment”	The deed of amendment to the Articles of Association, dated June 12, 2019.

“A Shares”	A shares in the Company’s capital, with a nominal value of EUR 0.05.

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“April 2012 Deed of Issue”	The notarial deed of issue of inter alia 160,000 B Shares to LSP, dated April 27, 2012, which B Shares were subsequently converted into 88,889 B shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 88,889 Common Shares pursuant to the Deed of Conversion.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“August 2014 Deed of Issue”	The notarial deed of issue of inter alia 72,360 B Shares to LSP, dated August 29, 2014, which B Shares were subsequently converted into 40,200 B shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 40,200 Common Shares pursuant to the Deed of Conversion.

“August 2015 Deed of Issue”	The notarial deed of issue of inter alia 1,275,894 C Shares to Sofinnova, 275,186 C Shares to LSP and 12,761 C Shares to BioPhrase, dated August 21, 2015, which C Shares were subsequently converted into 708,830 C shares

(for Sofinnova), 152,882 C shares (for LSP) and 12,761 C shares (for BioPhrase), with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 708,830 Common Shares (for Sofinnova) 152,882 Common Shares (for LSP) 12,761 Common Shares (for BioPhrase) pursuant to the Deed of Conversion.

“B Shares”	B shares in the Company’s capital, with a nominal value of EUR 0.05.

“BioPhrase”	BioPhrase B.V.

“Board of Directors”	The Company’s board of directors (bestuur) following the execution of the Deed of Amendment.

“C Shares”	C shares in the Company’s capital, with a nominal value of EUR 0.05.

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.09 each.

“Company”	Merus N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 30189136.

“Corporate Documents”	The Deed of Incorporation, the Deeds of Amendment, the Articles of Association as they read at each Relevant Moment and the Resolutions.

“December 2005 Deed of Issue”	The notarial deed of issue of inter alia 18,248 Old Ordinary Shares to BioPhrase, dated December 29, 2005, which Old Ordinary Shares were subsequently converted into 10,138 ordinary shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 10,138 Common Shares pursuant to the Deed of Conversion.

“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association, dated May 19, 2016.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting), dated June 16, 2003.

“Deeds of Amendment”	The 2006 Deed of Amendment, the 2008 Deed of Amendment, the 2010 Deed of Amendment, the 2013 Deed of Amendment, the 2015 Deed of Amendment, the May 2016 Deed of Amendment, the Deed of Conversion, the 2017 Deed of Amendment and the 2019 Deed of Amendment.

“Deeds of Issue”

The following non-notarial deeds of issue of Registered Shares:

i.   the Logtenberg Deed of Issuance;

ii.  the deed of issue of 3,200,000 Common Shares to Incyte, dated January 23, 2017; and

iii.   the deed of issue of 3,099,997 Common Shares to the respective Investors, dated February 15, 2018.

“General Meeting”	The Company’s general meeting of shareholders (algemene vergadering van aandeelhouders).

“Incorporation Articles”	The Articles of Association as they read immediately after the execution the Deed of Incorporation.

“Incyte”	Incyte Corporation.

“Investors”	Biotechnology Value Fund, L.P., Biotechnology Value Fund II, LP, Investment 10, LLC, MSI BVF SPV, L.L.C., Biotechnology Value Trading Fund OS, L.P., Aquilo Capital, L.P., Aquilo Capital II, L.P., Sofinnova Venture Partners IX, L.P. and LSP Life Sciences Fund N.V.

“January 2010 Deed of Issue”	The notarial deed of issue of inter alia 140,000 B Shares to LSP, dated January 10, 2010, which B Shares were subsequently converted into 77,778 B shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 77,778 Common Shares pursuant to the Deed of Conversion.

“January 2015 Deed of Issue”	The notarial deed of issue of inter alia 269,938 B Shares to LSP, dated January 26, 2015, which B Shares were subsequently converted into 149,966 B shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 149,966 Common Shares pursuant to the Deed of Conversion.

“July 2006 Deed of Issue”	The notarial deed of issue of inter alia 18,248 A Shares to BioPhrase, dated July 7, 2006, which A Shares were subsequently converted into 10,138 A shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 10,138 Common Shares pursuant to the Deed of Conversion.

“LSP”	Coöperatief LSP IV U.A.

“Logtenberg”	T. Logtenberg.

“Logtenberg Deed of Issue”	The non-notarial deed of issuance of inter alia 46,632 Common Shares to Logtenberg, dated January 12, 2017.

“Management Board”	The Company’s management board (bestuur) prior to the execution of the 2017 Deed of Amendment.

“May 2008 Deed of Issue”	The notarial deed of issue of inter alia 12,427 Old Ordinary Shares to BioPhrase, dated May 23, 2008, which Old Ordinary Shares were subsequently converted into 6,904 ordinary shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 6,904 Common Shares pursuant to the Deed of Conversion.

“May 2016 Deed of Issue”	The notarial deed of issue of inter alia 42,573 Common Shares to Sofinnova, 135,546 Common Shares to LSP and 425 Common Shares to BioPhrase, dated May 19, 2016.

“May 2016 Articles”	The Articles of Association as they read immediately after the execution of the May 2016 Deed of Amendment.

“NautaDutilh”	NautaDutilh N.V.

“NCC”	The Netherlands Civil Code (Burgerlijk Wetboek).

“Notarial Deeds of Issue”

The following notarial deeds:

iv.   the Deed of Incoporation whereby 144,000 Old Ordinary Shares were issued to BioPhrase, which Old Ordinary Shares were subsequently converted into 80,000 ordinary shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 80,000 Common Shares pursuant to the Deed of Conversion;

v.  the December 2005 Deed of Issue;

vi.   the July 2006 Deed of Issue;

vii.  the May 2008 Deed of Issue;

viii.  the November 2008 Deed of Issue;

ix.   the January 2010 Deed of Issue;

x.  the April 2012 Deed of Issue;

xi.   the September 2013 Deed of Issue;

xii.  the August 2014 Deed of Issue;

xiii.  the January 2015 Deed of Issue;

xiv.  the August 2015 Deed of Issue; and

xv.  the May 2016 Deed of Issue.

“November 2008 Deed of Issue”	The notarial deed of issue of inter alia 10,854 Old Ordinary Shares to BioPhrase, dated November 24, 2008, which Old Ordinary Shares were subsequently converted into 6,030 ordinary shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 6,030 Common Shares pursuant to the Deed of Conversion.

“Old Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.05.

“Registered Shares”

The 7,944,417 Common Shares, consisting of:

i.   the 6,299,997 Common Shares issued pursuant to the respective Deeds of Issue; and

ii.  the 1,644,420 Common Shares (which, in part, were previously Old Ordinary Shares, A Shares, B Shares or C Shares, as set forth above) issued pursuant to the respective Notarial Deeds of Issue.

“Registration Statement”	The Company’s registration statement on Form F-3 filed or to be filed with the SEC in connection with the registration of the Registered Shares on or about the date of this opinion letter, in the form reviewed by us.

“Relevant Moment”	Each moment when Registered Shares were issued pursuant to the respective Notarial Deeds of Issue and Deeds of Issue.

“Resolutions”

i.   the written resolution of the General Meeting, dated December 29, 2005;

ii.  the written resolution of the General Meeting, dated July 5, 2006;

iii.   the written resolution of the General Meeting, dated May 23, 2008;

iv.   the written resolution of the General Meeting, dated November 24, 2008;

v.  the written resolution of the General Meeting, dated January 21, 2010;

vi.   the written resolution of the General Meeting, dated April 27, 2012;

vii.  the written resolution of the meeting of holders of A Shares in the Company’s capital, dated April 27, 2012;

viii.  the written resolution of the meeting of holders of B Shares in the Company’s capital, dated April 27, 2012;

ix.   the written resolution of the meeting of holders of Old Ordinary Shares in the Company’s capital, dated April 27, 2012;

x.  the written resolution of the General Meeting, dated September 30, 2013;

xi.   the written resolution of the meeting of holders of A Shares in the Company’s capital, dated September 30, 2013;

xii.  the written resolution of the meeting of holders of B Shares in the Company’s capital, dated September 30, 2013;

xiii.   the written resolution of the meeting of holders of Old Ordinary Shares in the Company’s capital, dated September 30, 2013;

xiv.   the written resolution of the General Meeting, dated August 26, 2014;

xv.   the written resolution of the meeting of holders of A Shares in the Company’s capital, dated August 26, 2014;

xvi.   the written resolution of the meeting of holders of B Shares in the Company’s capital, dated August 26, 2014;

xvii.  the written resolution of the meeting of holders of Old Ordinary Shares in the Company’s capital, dated August 26, 2014;

xviii.   the written resolution of the General Meeting, dated January 26, 2015;

xix.   the written resolution of the meeting of holders of A Shares in the Company’s capital, dated January 26, 2015;

xx.   the written resolution of the meeting of holders of B Shares in the Company’s capital, dated January 26, 2015;

xxi.   the written resolution of the meeting of holders of Old Ordinary Shares in the Company’s capital, dated January 26, 2015;

xxii.  the written resolution of the General Meeting, dated August 20, 2015;

xxiii.   the written resolution of the meeting of holders of A Shares in the Company’s capital, dated August 20, 2015;

xxiv.   the written resolution of the meeting of holders of B Shares in the Company’s capital, dated August 20, 2015;

xxv.  the written resolution of the meeting of holders of Old Ordinary Shares in the Company’s capital, dated August 20, 2015;

xxvi.   the written resolution of the General Meeting, dated May 6, 2016;

xxvii.  the written resolution of the meeting of holders of preferred shares in the Company’s capital, dated May 6, 2016;

xxviii.  the written resolution of the Management Board, dated December 19, 2016;

xxix.   the written resolution of the Supervisory Board, dated December 19, 2016;

xxx.  the minutes of the General Meeting held on May 24, 2017, together with the convening notice for such General Meeting and the explanatory notes tehereto as available on the Company’s website on the date of this opinion letter; and

xxxi.   the written resolution of the Board of Directors, dated February 13, 2018, together with Exhibit A to the Securities Purchase Agreement (as defined in such written resolution).

“SEC”	The United States Securities and Exchange Commission.

“September 2013 Deed of Issue”	The notarial deed of issue of inter alia 144,721 B Shares to LSP, dated September 30, 2013, which B Shares were subsequently converted into 80,401 B shares, with a nominal value of EUR 0.09, pursuant to the May 2016 Deed of Amendment, thereafter such shares were converted into 80,401 Common Shares pursuant to the Deed of Conversion.

“Sofinnova”	Sofinnova Venture Partners IX, L.P.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen) prior to the execution of the 2017 Deed of Amendment.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“May 2016 Deed of Amendment”	The deed of amendment to the Articles of Association, dated May 6, 2016.